Exhibit 99.1

700 Pennsylvania Drive Exton, Pennsylvania 19341 484-595-1500 p 484-595-1520 f www.adolor.com

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown, Inc. (media)
Stephen W. Webster	Mike Beyer (773) 463-4211
Senior Vice President, Finance and CFO
(484) 595-1500

ADOLOR CORPORATION REPORTS

THIRD QUARTER 2008 FINANCIAL RESULTS

EXTON, PA, October 28, 2008 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the three and nine months ended September 30, 2008.

For the three months ended September 30, 2008, the company reported a net loss of $13.3 million, or $0.29 per basic and diluted share, compared to a net loss of $13.5 million, or $0.29 per basic and diluted share, in the three months ended September 30, 2007.  For the nine-month period ended September 30, 2008, the company reported a net loss of $14.8 million, or $0.32 per basic and diluted share, compared to a net loss of $38.3 million, or $0.83 per basic and diluted share, for the same period in 2007.

Revenues were approximately $7.9 million and $1.8 million for the three months ended September 30, 2008 and 2007, respectively, and were approximately $41.0 million and $5.4 million for the nine months ended September 30, 2008 and 2007, respectively.  The increase in revenues in 2008 over 2007 principally reflect a $20.0 million milestone payment received from Glaxo in conjunction with FDA approval of Entereg® (alvimopan) for POI and contract revenues associated with the Pfizer collaboration.  Revenues in the quarter ended September 30, 2008 also include net product sales of Entereg of approximately $168,000.  Total net shipments of Entereg through September 30, 2008 were approximately $598,000.

“The third quarter was highlighted by the launch of Entereg with our partner, Glaxo,” said Michael R. Dougherty, president and chief executive officer of Adolor Corporation.  “Initial launch activities have included the registration of hospitals under the E.A.S.E.™ Program, now totaling approximately 900 hospitals.  In the coming months, a number of these institutions will be considering the inclusion of Entereg on hospital formularies.”

Research and development expenses were approximately $14.1 million and $11.4 million for the three months ended September 30, 2008 and 2007, respectively, and approximately $38.8 million and $32.9 million for the nine months ended September 30, 2008 and 2007, respectively. The increase in expenses for the three-month and nine-month periods ended September 30, 2008 was related principally to increased activity in the company’s preclinical and clinical programs, including the delta program.

Selling, general and administrative expenses were approximately $7.9 million and $5.8 million for the three months ended September 30, 2008 and 2007, respectively, and approximately $20.7 million and $17.1 million for the nine months ended September 30, 2008 and 2007, respectively.  These increases were driven primarily by increased marketing and selling expenses associated with the launch of Entereg.

As of September 30, 2008, the company had approximately $146.8 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products.  By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community.

Adolor’s first approved product in the United States is Entereg® (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  Entereg is available for short-term use in hospitals registered under the Entereg Access Support and Education (E.A.S.E.) Program.  In collaboration with Glaxo Group Limited, the company launched Entereg in mid-2008.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide Adolor’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, including the delta program; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; market prospects for Entereg, including whether registered hospitals order Entereg or whether Entereg is approved on hospital formularies; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available at http://www.sec.gov and from Adolor at www.adolor.com. Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales, net	$167,880	$—	$167,880	$—
Contract revenues	7,702,251	1,820,078	40,877,593	5,446,700
Total revenues, net	7,870,131	1,820,078	41,045,473	5,446,700

Operating expenses incurred:
Cost of product sales	13,431	—	13,431	—
Research and development	14,133,503	11,439,730	38,816,751	32,948,745
Selling, general and administrative	7,889,233	5,800,276	20,662,427	17,142,390
Total operating expenses	22,036,167	17,240,006	59,492,609	50,091,135

Loss from operations	(14,166,036)	(15,419,928)	(18,447,136)	(44,644,435)
Interest income	910,757	1,882,149	3,624,956	6,170,094
Other income (expense)	—	(1,526)	(3,166)	131,914
Net loss	$(13,255,279)	$(13,539,305)	$(14,825,346)	$(38,342,427)
Basic and diluted net loss per share	$(0.29)	$(0.29)	$(0.32)	$(0.83)
Shares used in computing basic and diluted net loss per share	46,293,701	45,939,479	46,112,197	45,930,461

	BALANCE SHEET DATA (Unaudited)
	SEPTEMBER 30,	DECEMBER 31,
	2008	2007

Cash, cash equivalents and short-term investments	$146,791,195	$167,189,499
Working capital	$129,365,045	$147,543,363
Total assets	$158,303,964	$178,676,652
Total stockholders’ equity	$102,425,130	$112,353,478